UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-276-0477

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Applied Digital Solutions, Inc. d/b/a Digital Angel, a Delaware corporation (the “Company”), is filing this Form 8-K/A to amend its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2008, solely to amend and restate the disclosure contained in “Item 3.02 Unregistered Sales of Equity Securities,” as follows:

Item 3.02 Unregistered Sales of Equity Securities.

Effective December 31, 2007, in connection with the Merger, Michael E. Krawitz was terminated as Applied Digital’s President and Chief Executive Officer, and as a result, was entitled to severance in an amount equal to $1,730,000 under the terms of an Employment and Non-Compete Agreement, dated December 6, 2006, between Mr. Krawitz and Applied Digital. Pursuant to the terms of the agreement, on December 28, 2007, Applied Digital established a Rabbi Trust and subsequently deposited $1,730,000 worth of Applied Digital common stock, or 3,509,128 shares, into the Rabbi Trust. The number of shares of Applied Digital common stock due was calculated based upon the average closing price of one (1) share of Applied Digital common stock for the ten (10) trading days preceding the day in which the Applied Digital common stock was issued, or December 31, 2007. On July 2, 2008, $1,480,000 worth of shares, less withholding taxes, will be released from the Rabbi Trust and issued to Mr. Krawitz and on January 2, 2009, $250,000 worth of shares, less withholding taxes, will be released from the Rabbi Trust and issued to Mr. Krawitz. The shares to be issued to Mr. Krawitz are price protected through the later of: (i) the date on which a registration statement providing for the resale of the shares becomes effective, or the date on which the shares should otherwise become eligible for trading without restriction pursuant to an exemption from registration, or (ii) the date the shares are delivered to Mr. Krawitz from the Rabbi Trust. The shares will be issued to Mr. Krawitz without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC.

Date: January 17, 2008

By: /s/ Lorraine M. Breece
Name: Lorraine M. Breece
Title: Senior Vice President and Acting Chief Financial Officer